Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

FARGO ELECTRONICS, INC.

ARTICLE I

NAME

The name of the corporation is Fargo Electronics, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808.  The Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

CAPITAL STOCK

4.1           Classes of Stock.  The total number of shares of all classes of stock which the Corporation is authorized to issue is One Thousand (1,000) shares of Common Stock, with a par value of $.01 per share.

4.2           Voting Rights.  The holders of each share of Common Stock shall be entitled to one vote for each share so held with respect to each matter voted on by the stockholders of the Corporation.

4.3           Liquidation Rights.             Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed.  Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

4.4           Dividends.             Dividends may be paid on the Common Stock as and when declared by the board of directors.

ARTICLE V

BOARD OF DIRECTORS

5.1          Management.  The business and affairs of the Corporation shall be managed by the board of directors.

5.2          No Ballot.  The directors need not be elected by written ballot unless the bylaws of the Corporation shall so provide.

5.3          Indemnification and Liability.  To the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director or an officer of this Corporation shall be indemnified by the Corporation.  No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer of the Corporation.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Section 5.3 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VI

MEETINGS OF STOCKHOLDERS

Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE VIII

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE IX

COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, such compromise or arrangement and such reorganization shall be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation, if sanctioned by the court to which such application has been made.

ARTICLE X

INDEMNIFICATION

This Corporation is (i) required to provide indemnification of (and advancement of expenses to) directors and officers to the fullest extent permitted by the Delaware General Corporation Law and other applicable laws, and (ii) permitted to provide indemnification of (and advancement of expenses to) other employees and agents of this Corporation (and any other persons to which the Delaware General Corporation Law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject, in each case, only to limits created by applicable law (statutory or non-statutory).  Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time, or increase the liability of any director of this Corporation with respect to any act or omission of such director, officer, or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XI

AMENDMENTS AND REPEAL

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred are granted subject to this reservation.

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